Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-202597 on Form S-3 and Registration Statement Nos. 333-171260 and 333-202598 on Form S-8 of Novanta Inc. of our report dated June 23, 2017, relating to the consolidated financial statements of W.O.M. World of Medicine GmbH as of and for the year ended December 31, 2016 (which opinion is qualified as the consolidated financial statements omit comparative financial information required by International Financial Reporting Standards as issued by the International Accounting Standards Board as they were prepared for the purposes of complying with the requirements of Rule 3-05 of Regulation S-X of the Securities and Exchange Commission).

/s/ Deloitte GmbH

Berlin, Germany

September 14, 2017